News Release

Cenveo Reports Third Quarter 2017 Results

Closes Sale of its Office Products Business
Significant Progress on Implementation of $65 Million 2017 Profitability Improvement Plan
Company Awarded 2020 U.S. Census Printing and Mailing Contract
2017 Guidance Update

STAMFORD, CT – (November 8, 2017) - Cenveo, Inc. (NASDAQ: CVO) reported financial results for the three and nine months ended September 30, 2017. The reported results exclude the operating results of our Quality Park office product envelope business, which we refer to as the Office Products Business, that was sold in the fourth quarter of 2017, and our packaging operating segment as well as our top-sheet lithographic print operation, collectively referred to as our Packaging Business, which was sold during the first quarter of 2016. Both businesses have been classified in our consolidated financial statements as discontinued operations.

Third Quarter 2017 vs. Third Quarter 2016 Overview

•	Net sales of $329.5 million compared to $382.7 million.

•	Net loss of $28.1 million compared to net income of $9.4 million.

•	Adjusted EBITDA(1) of $24.3 million compared to $37.8 million.

•	Net cash used in operating activities of continuing operations of $5.1 million compared to cash provided by operating activities of less than $0.1 million.

(1) Adjusted EBITDA is a Non-GAAP Measure. See Use of Non-GAAP Measures and the tables that follow for a reconciliation of GAAP to Non-GAAP Measures.

Management Commentary
“The operating environment we experienced during the first half of the year continued throughout the third quarter. We were again impacted by weakness in our direct mail business driven by softness from our financial institution customers due to lower customer acquisition related mailings.  These results were partially offset by the positive effects of our 2017 Profitability Improvement Plan. We are very pleased with the implementation progress and we are on pace to achieve our $65 million target that we announced earlier this year. We are currently working to address our capital structure, particularly our August 2019 maturity, and we look forward to sharing our plans with our investors at the appropriate time,” said Robert G. Burton, Sr., Chairman and CEO of Cenveo.

Mr. Burton continued, “We are also very pleased to announce that Cenveo has been awarded the 2020 U.S. Census printing and mailing contract. This multi-year, $61 million contract is one of the largest printing and mailing contracts ever awarded by the U.S. Government Publishing Office. We are excited and committed to partner with the U.S. Census team and we are confident in our ability to deliver this significant and unique program.”

Sale of Office Products Business
Over the course of the second and third quarters of 2017, we have been actively marketing the sale our Office Products Business. On November 8, 2017, we sold our Office Products Business, which we had expected to generate approximately $120 million of net sales and approximately $9 million of Adjusted EBITDA in our 2017 initial guidance. As a result of the sale, the financial results of the Office Products Business are accounted for as discontinued operations. Our historical financial statements have been retroactively adjusted to give recognition to the discontinued operations for all periods presented.

Financial Results
Net sales in the third quarter of 2017 were $329.5 million compared to $382.7 million in the same period last year, a decline of 13.9%. The Company generated net sales of $1.01 billion for the nine months ended September 30, 2017, compared to $1.16 billion for the same period last year, a decline of 13.1%. The sales decline for both the three and nine month periods was primarily driven by: (i) lower sales in the envelope segment, primarily due to lower direct mail demand primarily from our financial institution customers and lower demand in our wholesale and generic transactional envelope product lines primarily due to marketplace trends; (ii) lower sales volumes in the commercial print group and the publisher services group, primarily driven by lower customer demand and continued pricing pressures; and (iii) lower sales in the label segment, primarily due to the decision to exit our coating operation which was completed in the second quarter of

2016, and lower sales driven by customer demand and product mix changes.

Operating loss was $0.5 million for the three months ended September 30, 2017, compared to operating income of $20.2 million in the same period last year. Operating income was $22.6 million for the nine months ended September 30, 2017, compared to operating income of $51.9 million for the same period last year, a decline of 56.5%. The decline during the three months ended September 30, 2017 was primarily due to lower gross profit resulting from lower sales volumes and intangible asset impairments of $7.7 million driven by our current and expected future operating results for certain product lines. The declines in the nine months ended September 30, 2017 were primarily due to lower gross profit resulting from lower sales volumes, the impact of the decision to exit the coating operation, intangible asset impairments of $7.7 million driven by our current and expected future operating results for certain product lines, and higher restructuring and other charges resulting from the 2017 Profitability Improvement Plan. The declines in both periods are partially offset by the benefit of lower selling, general and administrative expenses due to our cost reduction initiatives in connection with the 2017 Profitability Improvement Plan and lower commission expense due to lower sales volumes. Non-GAAP operating income was $12.9 million for the three months ended September 30, 2017, compared to non-GAAP operating income of $24.8 million for the same period last year. Non-GAAP operating income was $50.0 million for the nine months ended September 30, 2017, compared to $65.4 million for the same period last year. A reconciliation of all non-GAAP figures are reported in the tables below.

For the three months ended September 30, 2017, the Company had a loss from continuing operations of $19.4 million, or $2.27 per diluted share, compared to income of $8.1 million, or $0.92 per diluted share, for the same period last year. For the nine months ended September 30, 2017, the Company had a loss from continuing operations of $28.9 million, or $3.38 per diluted share, compared to income of $65.1 million, or $6.84 per diluted share, for the same period last year. Income during our 2016 reported periods was primarily driven by gains on the early extinguishment of debt of $7.4 million and $80.3 million during the three and nine months ended October 1, 2016, respectively, offset partially by the changes noted above to our operating (loss) income. Non-GAAP loss from continuing operations was $7.0 million, or $0.82 per diluted share, for the three months ended September 30, 2017, compared to income of $5.2 million, or $0.58 per diluted share, for the same period last year. Non-GAAP loss from continuing operations was $8.9 million, or $1.04 per diluted share, for the nine months ended September 30, 2017, compared to a loss of $1.5 million, or $0.18 per diluted share, in the same period last year. A reconciliation of (loss) income from continuing operations to non-GAAP (loss) income from continuing operations is presented in the attached tables.

Net loss was $28.1 million for the three months ended September 30, 2017, compared to net income of $9.4 million for the same period last year. For the nine months ended September 30, 2017, net loss was $38.6 million, compared to net income of $68.2 million for the same period last year. Adjusted EBITDA was $24.3 million for the three months ended September 30, 2017, compared to $37.8 million for the same period last year. Adjusted EBITDA was $84.6 million for the nine months ended September 30, 2017, compared to $102.5 million for the same period last year. The significant changes in our Adjusted EBITDA were due to lower gross profit resulting from lower sales volumes and the exit of our coating operation accounting for a reduction of approximately $20.0 million and $37.9 million for the three and nine months ended September 30, 2017, respectively. The declines were partially offset by our profit improvement initiatives, which accounted for an increase of approximately $6.9 million and $18.0 million for the three and nine months ended September 30, 2017, respectively, primarily driven by our operational efficiency projects and position reductions across our operating platform.

Cash flow used in operating activities of continuing operations for the third quarter 2017 was $5.1 million, compared to less than $0.1 million provided by operating activities of continuing operations for the same period last year. Cash flow used in operating activities of continuing operations for the nine months ended September 30, 2017, was $6.2 million, compared to $3.3 million provided by operating activities of continuing operations for the same period last year. The declines in both periods were primarily due to changes in working capital, particularly the timing of payments to vendors and higher inventories due to inventory needs during plant consolidations, partially offset by sales to and collections from our customers.

At September 30, 2017, cash and cash equivalents totaled $6.3 million, compared to $5.5 million at December 31, 2016. Total outstanding long-term debt, including current maturities, was approximately $1.1 billion as of September 30, 2017, an increase of $40.4 million from December 31, 2016, primarily due to net borrowings on our asset-based revolving credit facility, as well as the initiation of certain equipment financing arrangements.

2017 Outlook
“While we are disappointed with our operating results for the first nine months of the year, we remain committed to our longer term strategy of cost containment, growing our market share, and addressing our capital structure. After considering the sale of our Office Product Business, our operating results through the first nine months, and our current view of the fourth quarter, we believe we will achieve Net sales of $1.315 billion to $1.330 billion and Adjusted EBITDA of $110 million to $115 million for the full year 2017. Despite the lower guidance, we believe we will still generate positive Adjusted Free Cash Flow for the full year 2017.

Lastly, we currently have liquidity of over $40 million, which we anticipate will improve during the remainder of the year given the fourth quarter is expected to be our heaviest cash flow generation quarter of our year, along with the net proceeds from the sale of our Office Product Business. We look forward to discussing our outlook for the remainder of 2017 and an initial view into our expectations for 2018 on our call tomorrow morning,” Mr. Burton concluded.

Conference Call & Accompanying Slides
Cenveo will host a conference call tomorrow, Thursday, November 9, 2017 at 9:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed on the investor relations section of the Company's website at www.cenveo.com.

About Cenveo
Cenveo (NASDAQ: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, envelopes, commercial print, content management and publisher solutions. The Company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day to our customers. For more information please visit us at www.cenveo.com

Use of Non-GAAP Measures
In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP loss from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, (gain) loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, loss (gain) on early extinguishment of debt, net, and (loss) income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to non-GAAP income (loss) from continuing operations, operating income to non-GAAP operating income, and net income (loss) to Adjusted EBITDA is presented in the tables below. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow, alongside GAAP financial measures, enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," examples of which include statements relating to our 2017 outlook and future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) our substantial level of indebtedness could materially adversely affect our financial condition, liquidity and ability to service or refinance our debt, and prevent us from fulfilling our business obligations; (ii) our ability to pay the principal of, or to reduce or refinance, our outstanding indebtedness; (iii) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (iv) additional borrowings available to us could further exacerbate our risk exposure from debt; (v) United States and global economic conditions have adversely affected us and could continue to adversely affect us; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) increases in energy and transportation costs; (xiv) our labor relations; (xv) our compliance with environmental laws; (xvi) our dependence on key management personnel; (xvii) any failure, interruption or security lapse of our information technology systems; and (xviii) the unassured effectiveness of our 2017 Profitability Improvement Plan. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Comprehensive (Loss) Income (in thousands, except per share data) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net sales	$329,511	$382,675	$1,010,850	$1,162,903
Cost of sales	277,588	314,783	840,996	965,553
Selling, general and administrative expenses	41,183	44,082	123,397	133,042
Amortization of intangible assets	1,209	1,325	3,830	4,201
Restructuring and other charges	10,025	2,326	20,040	8,196
Operating (loss) income	(494)	20,159	22,587	51,911
Interest expense, net	19,472	20,318	58,144	65,925
Loss (gain) on early extinguishment of debt, net	38	(7,442)	146	(80,328)
Other expense (income), net	293	(1,763)	(77)	(2,893)
(Loss) income from continuing operations before income tax (benefit) expense	(20,297)	9,046	(35,626)	69,207
Income tax (benefit) expense	(854)	987	(6,704)	4,060
(Loss) income from continuing operations	(19,443)	8,059	(28,922)	65,147
(Loss) Income from discontinued operations, net of taxes	(8,607)	1,372	(9,671)	3,043
Net (loss) income	(28,050)	9,431	(38,593)	68,190
Other comprehensive income (loss):
Changes in pension and other employee benefit accounts, net of taxes	4,665	2,507	7,854	7,467
Currency translation adjustment, net	(98)	557	410	2,142
Total other comprehensive income	4,567	3,064	8,264	9,609
Comprehensive (loss) income	$(23,483)	$12,495	$(30,329)	$77,799

(Loss) income per share – basic:
Continuing operations	$(2.27)	$0.94	$(3.38)	$7.65
Discontinued operations	(1.00)	0.16	(1.13)	0.36
Net (loss) income	$(3.27)	$1.10	$(4.51)	$8.01

(Loss) income per share – diluted:
Continuing operations	$(2.27)	$0.92	$(3.38)	$6.84
Discontinued operations	(1.00)	0.16	1.13	0.31
Net (loss) income	$(3.27)	$1.08	$(4.51)	$7.15

Weighted average shares outstanding:
Basic	8,578	8,552	8,564	8,518
Diluted	8,578	8,967	8,564	9,745

CENVEO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Nine Months Ended
	September 30, 2017	October 1, 2016
Cash flows from operating activities:
Net (loss) income	$(38,593)	$68,190
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Loss on sale of discontinued operations, net of taxes	—	1,948
Loss (income) from discontinued operations, net of taxes	9,671	(4,991)
Depreciation and amortization, excluding non-cash interest expense	34,571	34,200
Non-cash interest expense, net	5,906	6,963
Deferred income taxes	(5,372)	1,068
Gain on sale of assets	(205)	(4,468)
Non-cash restructuring and other charges, net	16,336	3,450
Non-cash loss (gain) on early extinguishment of debt, net	43	(78,113)
Stock-based compensation	619	1,230
Other non-cash charges	3,568	3,526
Changes in operating assets and liabilities:
Accounts receivable	22,772	14,816
Inventories	(13,094)	3,917
Accounts payable and accrued compensation and related liabilities	(17,817)	(34,744)
Other working capital changes	(18,881)	(14,417)
Other, net	(5,688)	704
Net cash (used in) provided by operating activities of continuing operations	(6,164)	3,279
Net cash (used in) provided by operating activities of discontinued operations	(3,447)	2,076
Net cash (used in) provided by operating activities	(9,611)	5,355
Cash flows from investing activities:
Capital expenditures	(19,922)	(29,118)
Proceeds from sale of property, plant and equipment	1,265	8,272
Proceeds from settlements of company owned life insurance policies-net of premiums	(410)	(245)
Proceeds from sale of asset	—	2,000
Net cash used in investing activities of continuing operations	(19,067)	(19,091)
Net cash (used in) provided by investing activities of discontinued operations	(201)	92,309
Net cash (used in) provided by investing activities	(19,268)	73,218
Cash flows from financing activities:
Proceeds from issuance of 4% secured notes due 2021	—	50,000
Payment of financing-related costs and expenses and debt issuance discounts	(398)	(12,182)
Proceeds from issuance of other long-term debt	11,646	—
Repayments of other long-term debt	(4,756)	(4,115)
Repayment of 11.5% senior notes due 2017	(20,465)	(4,725)
Repayment of 7% senior exchangeable notes due 2017	(5,493)	(40,207)
Purchase and retirement of common stock upon vesting of restricted stock units	(55)	(341)
Borrowings under asset-based revolving credit facility due 2021	311,054	368,600
Repayments under asset-based revolving credit facility due 2021	(261,966)	(441,700)
Net cash provided by (used in) financing activities of continuing operations	29,567	(84,670)
Net cash used in financing activities of discontinued operations	—	(8)
Net cash provided by (used in) financing activities	29,567	(84,678)
Effect of exchange rate changes on cash and cash equivalents	86	443
Net increase (decrease) in cash and cash equivalents	774	(5,662)
Cash and cash equivalents at beginning of period	5,532	10,556
Cash and cash equivalents at end of period	$6,306	$4,894

Supplemental cash flow disclosures:
Cash paid for interest	$63,590	$71,924
Cash paid for taxes, net	868	3,931
Non-cash origination of capital leases	5,305	1,187

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,306	$5,532
Accounts receivable, net	172,967	196,989
Inventories, net	91,370	80,767
Prepaid and other current assets	37,886	40,688
Assets of discontinued operations - current	59,768	59,269
Total current assets	368,297	383,245

Property, plant and equipment, net	191,169	198,912
Goodwill	173,605	173,409
Other intangible assets, net	108,298	119,763
Other assets, net	21,798	21,886
Assets of discontinued operations - long-term	6,850	15,744
Total assets	$870,017	$912,959
Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$8,597	$31,727
Accounts payable	153,177	166,030
Accrued compensation and related liabilities	18,889	23,909
Other current liabilities	50,536	66,900
Liabilities of discontinued operations - current	24,249	26,640
Total current liabilities	255,448	315,206

Long-term debt	1,050,441	986,939
Other liabilities	182,898	199,847
Liabilities of discontinued operations - long-term	151	124
Shareholders’ deficit:
Preferred stock	—	—
Common stock	86	86
Paid-in capital	382,836	382,271
Retained deficit	(908,221)	(869,628)
Accumulated other comprehensive loss	(93,622)	(101,886)
Total shareholders’ deficit	(618,921)	(589,157)
Total liabilities and shareholders’ deficit	$870,017	$912,959

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Operating (loss) income	$(494)	$20,159	$22,587	$51,911
Integration, acquisition and other charges	3,200	2,051	6,740	4,082
Stock-based compensation provision	186	222	619	1,230
Restructuring and other charges	10,025	2,326	20,040	8,196
Non-GAAP operating income	$12,917	$24,758	$49,986	$65,419

Cenveo, Inc. and Subsidiaries
Reconciliation of (Loss) Income from Continuing Operations to Non-GAAP (Loss) Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

(Loss) income from continuing operations	$(19,443)	$8,059	$(28,922)	$65,147
Integration, acquisition and other charges	3,200	2,051	6,740	4,082
Stock-based compensation provision	186	222	619	1,230
Restructuring and other charges	10,025	2,326	20,040	8,196
Loss (gain) on early extinguishment of debt, net	38	(7,442)	146	(80,328)
Income tax (benefit) expense	(1,029)	(193)	(7,571)	130
Interest expense on 7% Notes, net of taxes	—	211	—	—
Non-GAAP (loss) income from continuing operations	$(7,023)	$5,234	$(8,948)	$(1,543)

(Loss) income per share – diluted:
Continuing operations	$(2.27)	$0.89	$(3.38)	$7.65
Integration, acquisition and other charges	0.38	0.23	0.79	0.48
Stock-based compensation provision	0.02	0.02	0.07	0.14
Restructuring and other charges	1.17	0.26	2.34	0.96
Loss (gain) on early extinguishment of debt, net	—	(0.83)	0.02	(9.43)
Income tax (benefit) expense	(0.12)	(0.02)	(0.88)	0.02
Interest expense on 7% Notes, net of taxes	—	0.03	—	—
Non-GAAP (loss) income from continuing operations	$(0.82)	$0.58	$(1.04)	$(0.18)

Weighted average shares - diluted (1)	8,578	8,967	8,564	8,518

(1) On a GAAP basis, for the nine months ended October 1, 2016, there were 9,745 weighted average shares outstanding, fully diluted.

Cenveo, Inc. and Subsidiaries Reconciliation of Net (Loss) Income to Adjusted EBITDA (in thousands) (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Net (loss) income	$(28,050)	$9,431	$(38,593)	$68,190
Interest expense, net	19,472	20,318	58,144	65,925
Income tax (benefit) expense	(854)	987	(6,704)	4,060
Depreciation	10,474	9,918	30,741	29,999
Amortization of intangible assets	1,209	1,325	3,830	4,201
Integration, acquisition and other charges	3,200	2,051	6,740	4,082
Stock-based compensation provision	186	222	619	1,230
Restructuring and other charges	10,025	2,326	20,040	8,196
Loss (gain) on early extinguishment of debt, net	38	(7,442)	146	(80,328)
Loss (income) from discontinued operations, net of taxes	8,607	(1,372)	9,671	(3,043)
Adjusted EBITDA, as defined	$24,307	$37,764	$84,634	$102,512